Exhibit 10-l

                    SEVERANCE AGREEMENT

CONFORMED TO INCLUDE AMENDMENTS MADE BY AMENDMENT TO SEVERANCE
AGREEMENT DATED FEBRUARY 14, 2001

          THIS AGREEMENT, dated January 16, 2001, is made by and between Chiquita Brands International, Inc., a New Jersey corporation (the "Company"), and Robert F. Kistinger (the
"Executive").

          WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

          WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

          WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

          1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

          2. TERM OF AGREEMENT. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2004; PROVIDED, HOWEVER, that if a Change in Control described in Section 6.1 hereof shall have occurred during the Term, the Term shall expire on the third anniversary of such Change in Control; and FURTHER, PROVIDED, HOWEVER, that if an event or transaction described in clause (a) of the second sentence of Section 6.1 hereof shall have occurred during the Term, the Term shall be extended, if necessary, so as to expire not earlier than six months following the occurrence of such event or transaction.

          3.  COMPANY'S COVENANTS SUMMARIZED.

          3.1 In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been a termination of the Executive's employment with the Company during the Term and following a Change in Control described in Section 6.1 hereof.

          3.2 This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

          3.3 If the Executive materially breaches any of the terms of this Agreement, the Company shall immediately be entitled, in its sole discretion, to terminate its obligations to the Executive under this Agreement.

          3.4 If Executive is now, or at any time during the term of this Agreement becomes, employed by a subsidiary of the Company (including an indirect subsidiary of the Company), (a) all references herein to his employment, or termination of employment, by or with the Company shall, except where the context otherwise indicates, be deemed to be references to his employment, or termination of employment, by or with such subsidiary and (b) the Company shall have the right to cause such subsidiary to pay amounts and provide other benefits due to the Executive under this Agreement on the Company's behalf, provided that nothing in this clause (b) shall relieve the Company of its obligation to cause all such amounts to be paid and such benefits
to be provided  to the Executive when due.   The transfer of the
Executive to the employ of the Company or any subsidiary of the Company shall not constitute a termination of his employment for purposes of this Agreement.

          4.  THE EXECUTIVE'S COVENANTS.

          4.1 Prior to the occurrence of a Change in Control, unless and until required to be disclosed by the Company pursuant to a filing made under the Federal securities laws, or as otherwise required by law or to enforce the Executive's rights under this Agreement, the Executive shall keep the terms of this Agreement confidential and not discuss them with any person other than the Executive's immediate family members or personal professional advisors.

          4.2 The Executive shall execute a release of claims against the Company substantially in the form set forth as Exhibit A hereto, at such time and in such manner as may reasonably be requested by the Company, in connection with the Executive's termination of employment under the terms of this Agreement and as a condition to any payment or other provision of benefits by the Company hereunder.

          4.3 Following termination of his employment with the Company, the Executive shall not use or disclose confidential information with respect to the Company or any of its subsidiaries to any person not authorized by the Company to receive such information, and the Executive shall assist the Company, in such manner as may reasonably be requested by the Company, in any litigation in which the Company or any of its subsidiaries is or may become involved. The Executive's obligations under this Section 4.3 shall not be limited by the Term of this Agreement and shall continue in full force following the expiration of this Agreement.

          5.  COMPENSATION OTHER THAN SEVERANCE PAYMENTS.

          5.1 If the Executive's employment shall be terminated for any reason during the Term and following a Change in Control described in Section 6.1 hereof, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the Change in Control, together with all compensation and benefits (including without limitation, pay for accrued but unused vacation) payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the Change in Control.

          5.2 If the Executive's employment shall be terminated for any reason during the Term and following a Change in Control described in Section 6.1 hereof, the Company shall provide to the Executive the Executive's normal post-termination compensation and benefits (including but not limited to outplacement services and, if the Executive's place of employment was outside the United States, all benefits under the Company's repatriation policy to which the Executive would be entitled if there were approval by all Company departments whose approval is required under such policy) as such payments and benefits become due.
Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs, policies and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the Change in Control.

          6.  SEVERANCE PAYMENTS.

          6.1 Subject to Section 6.2 hereof, if (1) a Change in Control occurs on or prior to December 31, 2004, and (2) the Executive's employment is terminated (other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason) and the Date of Termination in connection therewith occurs within three (3) years after such Change in Control then the Company shall pay the Executive the amounts, and provide the Executive the benefits, hereinafter described in this Section 6.1 ("Severance Payments"), together with any payments that may be due under Section 6.2 hereof, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive for Good Reason if (a) in connection with Executive's termination of employment by the Company without Cause or by the Executive for Good Reason (other than pursuant to clause (V) of the definition thereof, but otherwise determined by treating the event or transaction hereinafter described as the Change in Control), a Notice of Termination is furnished following an event or transaction described in Section 15(G)(1)(x) or Section 15(G)(3)(x) which occurs on or prior to December 31, 2004, and (b) a Management Change occurs in connection with or within twelve (12) months following such event or transaction and subsequent to, but not more than six (6) months after, the furnishing of such Notice of Termination.

                    (A)  In lieu of any further salary payments
     to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable by the Company or any of its subsidiaries to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to (1) if the Date of Termination occurs on or prior to the second anniversary of the Change in Control, three (3.0) times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the Change in Control (the "Base Salary"), plus
     (ii) the target annual bonus established for the Executive under the bonus plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of the fiscal year in which occurs the Change in Control), or (2) if the Date of Termination occurs after the second anniversary of the Change in Control, one (1.0) times the sum of such Base Salary plus such target annual bonus. If, notwithstanding the foregoing provision that the lump sum severance is to be in lieu of any severance benefit otherwise payable, the Company or any of its subsidiaries is required by applicable law to pay such a benefit, the Company's obligation to pay such lump sum severance hereunder shall be offset and reduced by the amount of the benefit required to be paid by applicable law.

                    (B)  For the 36-month period immediately
     following the Date of Termination, the Company shall arrange to provide the Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination (or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the Change in Control), at no greater cost to the Executive on an after-tax basis than the cost to the Executive immediately prior to such date or occurrence; PROVIDED, HOWEVER, that the foregoing benefits shall be provided for a period of only twelve (12) months if the Date of Termination occurs after the second anniversary of the Change in Control. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive at no greater cost by a subsequent employer during the applicable period set forth above (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive). If the Severance Payments shall be decreased pursuant to Section 6.2(B) hereof, and the Section 6.1(B) benefits which remain payable after the application of
     Section 6.2 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to the Executive the least of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.2 hereof, (b) the amount of the subsequent reduction in these
     Section 6.1(B) benefits, or (c) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.

                    (C)  Notwithstanding any provision of any
     incentive, stock, retirement, savings or other plan to the contrary, as of the Date of Termination, (i) the Executive shall be fully vested in (1) all then outstanding options to acquire stock of the Company (or if such options have been assumed by, or replaced with options for shares of, a parent, surviving or acquiring company, such assumed or replacement options), and all then outstanding restricted shares of stock of the Company (or the stock of any parent, surviving or acquiring company into which such restricted shares have been converted or for which they have been exchanged) held by the Executive, (2) all accrued basic match and incremental match employer contributions under the Company's Capital Appreciation Plan (but not deemed participation match contributions thereunder), and (3) to the extent permissible under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all amounts credited to his account under the Company's 401(k) Savings and Investment Plan which are attributable to employer contributions; and (ii) all stock options referred to in clause (i) above shall remain exercisable until the earlier of (x) the third anniversary of the Date of Termination or (y) the otherwise applicable expiration date of such option. To the extent that the full vesting of the Executive under clause (i)(3) of the preceding sentence would violate either ERISA or the Code, the Company shall pay to the Executive a lump sum amount, in cash, equal to the amount which cannot become fully vested.

                    (D) The Company shall pay to the Executive a lump sum amount, in cash, equal to the Executive's target annual bonus under the bonus plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of the fiscal year in which occurs the Change of Control) multiplied by a fraction, the numerator of which is the number of days in such fiscal year through and including the Date of Termination, and the denominator of which is 365. For purposes of this clause (D), the Executive's target annual bonus in respect of 2001 shall be deemed to be 150% of his actual target annual bonus in respect of 2001 (less, if previously paid to the Executive, 60% of his actual target annual bonus in respect of 2001).

          6.2 (A) Except as otherwise provided in Section 6.2(B), if the Severance Payments together with any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or otherwise) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter called "Total Payments") will be subject (in whole or part) to the Excise Tax, then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and localities of the Executive's residence and employment, as applicable, on the Date of Termination, net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.

          (B) If the Total Payments would (but for this Section 6.2(B)) be subject (in whole or part) to the Excise Tax, but the aggregate value of the portion of the Total Payments which are considered "parachute payments" within the meaning of section 280G(b)(2) of the Code is less than 330% of the Executive's Base Amount, then subsection (A) of this Section 6.2 shall not apply, and the cash Severance Payments shall be reduced (if necessary, to zero), and all other Severance Payments shall thereafter be reduced (if necessary, to zero), to the extent necessary to cause the Total Payments not to be subject to the Excise Tax.

          (C) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, unless in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Auditor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(C) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive disputes the Company's calculations (in whole or in part), the reasonable opinion of the Auditor with respect to the matter in dispute shall prevail.

          (D) (I) In the event that (1) amounts are paid to the Executive pursuant to Section 6.2(A), (2) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and
(3) after giving effect to such Final Determination, the Severance Payments are to be reduced pursuant to Section 6.2(B), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the Gross-Up Payment and the amount of the reduction in the Severance Payments, plus interest on the amount of such repayments at 120% of the rate provided in section 1274(b)(2)(B) of the Code.

               (II) In the event that (1) amounts are paid to the Executive pursuant to Section 6.2(A), (2) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and
(3) after giving effect to such Final Determination, the Severance Payments are not to be reduced pursuant to Section 6.2(B), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.

               (III) Except as otherwise provided in clause (IV) below, in the event there is a Final Determination that the Excise Tax exceeds the amount taken into account hereunder in determining the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay to the Executive, within five (5) business days following the date of the Final Determination, the sum of (1) a Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment, including a Gross-Up Payment in respect of any Excise Tax attributable to amounts payable under clauses
(2) and (3) of this paragraph (III) (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion), (2) if Severance Payments were reduced pursuant to Section 6.2(B) but after giving effect to such Final Determination, the Severance Payments should not have been reduced pursuant to Section 6.2(B), the amount by which the Severance Payments were reduced pursuant to Section 6.2(B), and
(3) interest on such amounts at 120% of the rate provided in section 1274(b)(2) of the Code.

               (IV) In the event that (1) Severance Payments were reduced pursuant to Section 6.2(B) and (2) the aggregate value of Total Payments which are considered "parachute payments" within the meaning of section 280G(b)(2) of the Code is subsequently redetermined in a Final Determination, but such redetermined value still does not exceed 330% of the Executive's Base Amount, then, within five (5) business days following such Final Determination, (x) the Company shall pay to the Executive the amount (if any) by which the reduced Severance Payments (after taking the Final Determination into account) exceeds the amount of the reduced Severance Payments actually paid to the Executive, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b) of the Code, or (y) the Executive shall pay to the Company the amount (if any) by which the reduced Severance Payments actually paid to the Executive exceeds the amount of the reduced Severance Payments (after taking the Final Determination into account), plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b) of the Code.

          6.3 The payments provided in subsection (A) and (D) (and to the extent applicable, subsection (C)) of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifteenth (15th) day following the Date of Termination, PROVIDED, HOWEVER, that if the amounts of such payments, and the potential limitation on such payments set forth in Section 6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under
Section 6.2 hereof, in accordance with said Section 6.2, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth (60th) day after the Date of Termination. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

          6.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

          7.  TERMINATION PROCEDURES AND COMPENSATION DURING
          DISPUTE.

          7.1 NOTICE OF TERMINATION. Any purported termination of the Executive's employment hereunder (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

          7.2 DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of the Executive's employment hereunder, including a termination described in the second sentence of Section 6.1 hereof, shall mean the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than fifteen (15) days nor more than thirty (30) days, respectively, from the date such Notice of Termination is given).

          7.3 DISPUTE CONCERNING TERMINATION. If, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); PROVIDED, HOWEVER, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

          7.4 COMPENSATION DURING DISPUTE. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with
Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Payments of compensation otherwise receivable pursuant to this Section 7.4 shall be reduced to the extent cash compensation is received by the Executive from a subsequent employer for services rendered during the period described in this Section 7.4 (and any such compensation received by a subsequent employer shall be reported by the Executive to the Company), and benefits otherwise receivable pursuant to this
Section 7.4 shall be also be reduced in the manner provided in
the penultimate sentence of Section 6.1(B) hereof.   Amounts paid
under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.1 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

          8. NO MITIGATION. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section
7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than as expressly provided in Section 6.1(A), 6.1(B) or 7.4 hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

          9.  SUCCESSORS; BINDING AGREEMENT.

          9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement within 30 days after a written demand therefor is delivered to the Board by the Executive shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          10. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by registered mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) sent by next-day or overnight delivery through Federal Express, UPS or another similar nationally recognized delivery service,
(d) sent by facsimile or telecopy (provided a copy is contemporaneously mailed by first class mail), addressed in each case if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

               To the Company:

               Chiquita Brands International, Inc.
               250 East Fifth Street
               Cincinnati, Ohio 45202
               Attention:  Corporate Secretary

               All such notices shall be deemed to have been received (w) if by certified or registered mail, on the seventh business day after the mailing thereof, (x) if by personal delivery, on the business day after such delivery, (y) if by next-day or overnight delivery, on the business day after such delivery and (z) if by facsimile or telecopy, on the business day following the sending of such facsimile or telecopy.

          11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; PROVIDED, HOWEVER, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive's employment with the Company is terminated on or following a Change in Control, by the Company
other than for Cause or by the Executive for Good Reason.   The
validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.
All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

          12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14.  SETTLEMENT OF DISPUTES; ARBITRATION.

          14.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Employee Benefits Committee of the Company and shall be in writing. Any denial by the Employee Benefits Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Employee Benefits Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Compensation Committee of the Board a decision of the Employee Benefits Committee within sixty (60) days after notification by the Employee Benefits Committee that the Executive's claim has been denied.

          14.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cincinnati, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          15. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (A) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

          (B)  "Auditor" shall have the meaning set forth in
Section 6.2 hereof.

          (C)  "Base Amount" shall have the meaning set forth in
section 280G(b)(3) of the Code.

          (D) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

          (E) "Board" shall mean the Board of Directors of the Company.

          (F) "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses
(i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

          (G) A "Change in Control" shall be deemed to have occurred if:

          (1) (x) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of subparagraph (3) below), unless such combined voting power of any such Person does not equal or exceed the combined voting power of Exempt Holders, and (y) a Management Change occurs in connection with or within twelve (12) months following the event described in clause (x) of this subparagraph
(1);

          (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on November 15, 2000, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on November 15, 2000, or whose appointment, election or nomination for election was previously so approved or recommended;

          (3)  (x) there is consummated a merger or
consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, or there is consummated a sale of all or substantially all of the assets of the Company or a similar transaction, and the voting securities of the Company outstanding immediately prior to such merger, consolidation, sale or similar transaction do not represent at least 50% of the combined voting power of the securities of the Company, or the surviving or acquiring entity or any parent thereof, outstanding immediately after such merger, consolidation, sale or similar transaction, and (y) a Management Change occurs in connection with or within twelve
(12) months following the transaction described in clause (x) of this subparagraph (3); or

          (4) any other transaction or event that the Board, in its sole judgment, determines to be a Change in Control for purposes of this Agreement.

In no event shall the institution or pendency of proceedings involving the Company under any applicable bankruptcy or insolvency laws constitute, by itself, a "Change of Control".

          (H)  "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.

          (I)  "Company" shall mean Chiquita Brands
International, Inc., and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (J) "Date of Termination" shall have the meaning set forth in Section 7.2 hereof.

          (K) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

          (L)  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended from time to time.

          (M) "Excise Tax" shall mean the excise tax imposed under section 4999 of the Code.

          (N) "Executive" shall mean the individual named in the first paragraph of this Agreement.

          (O) "Exempt Holders" shall mean American Financial Group, Inc., each of its subsidiaries and Affiliates, Carl H. Lindner, his spouse, his children and their spouses and his grandchildren (or the legal representative of any such person) and each trust for the benefit of each such person.

          (P) "Final Determination" means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive (or his estate) and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Executive and the Company concur (such concurrence by the Company to be not unreasonably withheld) or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed or there is no further right of appeal.

          (Q) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control described in Section 6.1 hereof, of any one of the following acts by the Company, failures by the Company to act or, in the case of clause (V) below, act by the Executive:

               (I) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company (including by reason of the Company becoming a subsidiary of another company) or a substantial adverse alteration in the nature or status of the Executive's title or responsibilities from those in effect immediately prior to such Change in Control;

               (II)  a reduction by the Company in the
          Executive's annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may thereafter be increased from time to time, or a failure to provide the Executive with participation in any stock option or other equity-based plan in which other employees of the Company (and any parent, surviving or acquiring company) participate on a basis that does not unreasonably discriminate against the Executive as compared to such other employees who have similar levels of responsibility and compensation;

               (III) the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to such Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to such Change in Control;

               (IV) any material breach by the Company of its obligations under this Agreement; or

               (V) the voluntary termination of the Executive of his employment for any reason during the four-month period commencing on the date with is six months following the occurrence of any Change in Control; provided that the Executive has communicated a Notice of Termination to the Company at least four months prior to the effectiveness of such voluntary termination.

provided, however, that, except with respect to clause (V) above, the Notice of Termination in connection with the foregoing acts or failure to act must be communicated by the Executive to the Company within six months of the Executive becoming aware of such act or failure to act.

          The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. Except as provided above, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          (R) "Gross-Up Payment" shall have the meaning set forth in Section 6.2 hereof.

          (S) "Management Change" shall mean that (i) the Chief Executive Officer of the Company (or, if (x) the Company becomes a subsidiary of any other company, the Chief Executive Officer of the Company's ultimate parent company, or (y) if clause (x) does not apply and the Company has been merged or consolidated or has sold all or substantially all of its assets, the Chief Executive Officer of the acquiring or surviving company) is not Carl H. Lindner, Keith E. Lindner or Steven G. Warshaw or (ii) less than 50% of the "executive officers" (as defined in Rule 16a-1(f) under the Exchange Act) of the Company (or such ultimate parent, acquiring or surviving company, as the case may be) are at any time either (A) persons who were "executive officers" of the Company immediately prior to the first public announcement of the event or transaction that, if consummated (together with the occurrence of a Management Change, if applicable), would constitute a Change in Control, or (B) persons who were employees of the Company or one of its subsidiaries immediately prior to such first public announcement whose election or designation as an "executive officer" in each case was approved or recommended to the Board of Directors by Carl H. Lindner, Keith E. Lindner or Steven G. Warshaw, as the case may be, acting in his capacity as Chief Executive Officer of the Company.

          (T) "Notice of Termination" shall have the meaning set forth in Section 7.1 hereof.

          (U) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include
(i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) the Exempt Holders.

          (V) "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

          (W)  "Term" shall mean the period of time described in
Section 2 hereof (including any extension described therein).

          (X) "Total Payments" shall mean those payments so described in Section 6.2 hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                    CHIQUITA BRANDS INTERNATIONAL, INC.


                    By:       /s/Bryan M. Valentine
                              ---------------------
                    Name:     Bryan M. Valentine
                    Title:    Vice President,
                              Human Resources



                    EXECUTIVE:/s/Robert F. Kistinger
                              -----------------------
                              Robert F. Kistinger

                    Address:  [Included in original agreement,
                              not included in filed version]

















                            EXHIBIT A

                   GENERAL RELEASE AND WAIVER

     In exchange for the payments and benefits identified in the Severance Agreement (the "Agreement") between Chiquita Brands International, Inc. (the "Company") and Robert F. Kistinger ("Employee"), which Employee acknowledges are in addition to anything of value to which he is already entitled, Employee hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against the Company or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Employee's employment with the Company and the termination of that employment pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the Fair Labor Standards Act of 1938, as well as all other federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any Social Security, Worker's Compensation or Unemployment laws or rights arising out of any breach of the Agreement by the Company.

[FOR EMPLOYEES AGE 40 OR OLDER]

     Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination In Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the "Act"). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the "Waiver") is knowing and voluntary, and specifically agrees as follows: (a) that the Agreement and this Waiver are written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Waiver; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is advised in writing to consult with an attorney prior to executing this General Release and Waiver.